Filed Pursuant to Rule 433

Registration Statement Nos. 333-191163 and 333-191874

October 23, 2013

ING U.S., Inc.

The following information supplements the Preliminary Prospectus dated October 21, 2013,

and is filed pursuant to Rule 433, under Registration Nos. 333-191163 and 333-191874.

Company:	ING U.S., Inc.

Shares offered:	33,000,000 shares of common stock, par value $0.01 per share (plus 30-day option to purchase up to an additional 4,950,000 shares)

Offering Price:	$29.50 per share

We have been advised by the underwriters that, prior to purchasing the shares being offered pursuant to the preliminary prospectus, on October 23, 2013, one of the underwriters purchased, on behalf of the syndicate, 53,505 shares at a price of $29.50 per share in stabilizing transactions.

The preliminary prospectus has preceded or accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: http://www.sec.gov/Archives/edgar/data/1535929/000119312513404719/d587926ds1a.htm

ING U.S., Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: (866) 718-1649, email: prospectus@morganstanley.com;

•	Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, email:prospectus-ny@ny.email.gs.com; or

•	Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 800-831-9146.

•	BofA Merrill Lynch by telephone at 866-500-5408.